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                                                                  Exhibit 23.2

                         CONSENT OF INDEPENDENT ACCOUNTANTS

   We consent to the inclusion in this Registration Statement on Form S-4 of our report dated March 22, 1996 (except as to paragraph 2 of Note 3 for which the date is July 2, 1996), on our audits of the balance sheets of Fresh
Fields Markets, Inc., as of December 30, 1995 and December 31, 1994, and the related statements of operations, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended December 30, 1995. We also consent to the references to our firm under the captions "Conditions to Merger" and "Experts."


                                       /s/ COOPERS & LYBRAND L.L.P.

                                       Coopers & Lybrand L.L.P.


Rockville, Maryland
July 3, 1996